Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (Nos. 33-75308, 33-45811, 333-105087, 333-81154, 333-34077 and 333-115271) of Alliance Gaming Corporation and Subsidiaries on Forms S-8 of our report dated September 10, 2004 appearing in this Annual Report on Form 10-K of Alliance Gaming Corporation and Subsidiaries for the year ended June 30, 2004.

DELOITTE & TOUCHE LLP
Las Vegas, Nevada
September 10, 2004